UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2021

VIRTRA, INC.

(Exact name of Registrant as Specified in Its Charter)

Nevada	001-38420	93-1207631
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

7970 S. Kyrene Rd.
Tempe, AZ	85284
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (480) 968-1488

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	VTSI	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 26, 2021, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of VirTra, Inc. (the “Company”), relying upon third-party studies and recommendations, took several actions to bring the compensation of the Company’s Chief Executive Officer (CEO) and Chief Operating Officer (COO) up to industry standards and provide meaningful incentive for future performance. The Committee (1) approved grants of 224,133 and 168,090 performance-based restricted stock units pursuant to the Company’s 2017 Equity Incentive Plan (the “Plan”) to the Company’s CEO and COO, respectively; (2) approved grants of 14,057 and 10,543 restricted shares to the CEO and COO, respectively, based on the Company’s performance for the twelve months ended June 30, 2021; and (3) increased the annual base salaries effective August 15, 2021 to $349,860 and $251,140 for the CEO and COO, respectively. While their salaries have been annually increased with Company-wide cost-of-living adjustments, this was the first comprehensive review and adjustment undertaken since 2012.

General. Pursuant to the Plan, the Company may award restricted stock units, which represent the right to receive shares of our Common Stock at a future date without payment of a purchase price, subject to meeting performance targets, vesting or other conditions specified by the Compensation Committee. Holders of restricted stock units have no voting rights or rights to receive cash dividends unless and until shares of Common Stock are issued in settlement of such awards.

Vesting. Beginning on the last business day of August 2022, a tranche of restricted stock units, having approximate values of $40,000 and $30,000 for the CEO and COO, respectively, based on current prices, may vest if the Company has achieved net profit for the twelve months ending June 30, 2022 of at least $2,500,000. For every $500,000 earned in excess of $2,500,000 another tranche will vest. If the maximum net profit of $7,000,000 is achieved, ten tranches would vest. Similarly, on the last business day of August 2023, a tranche of restricted stock units may vest if the Company has achieved a net profit of at least $3,000,000, with the potential to have additional tranches vest up to a maximum of $9,000,000 in net profit. This vesting arrangement continues with the last business day of August 2024, with the minimum net profit threshold being $3,500,000 and the maximum net profit being $11,000,000.

The vesting schedule notwithstanding, the Compensation Committee shall have the discretion to declare the vesting of any number of restricted stock units should the Company experience unusual results of operations, such as falling below the net profit threshold one year and exceeding the maximum net profit the following year, so long as the total number of restricted stock units declared to be vested does not exceed the amount awarded. Additionally, while a maximum net profit per year has been set for allocation of the available shares at this time, it is very possible that the Company will exceed these levels during the next 3 years and if such performance occurs, the Compensation Committee will meet to determine if additional compensation is in the best interests of the Company at that time.

Certain Terminations of Employment. If the applicable executive’s employment terminates for Cause (as defined in the executive’s employment agreement with the Company) or as a result of death or disability, at any time before all of his restricted stock units have vested, the executive’s unvested restricted stock units shall be automatically forfeited upon such termination of service with the Company. Any Restricted Stock Units that have been earned as a result of the Company’s operating results, but not vested because of death or disability occurring prior to the vesting date, shall still be deemed to be vested and inure to the benefit of the grantee or the grantee’s estate, as the case may be.

Change of Control. In the event of a change of control of the Company, all then-unvested restricted stock units will vest in full as of the date of the change in control.

The foregoing summary is qualified in its entirety by reference to the full text of the Restricted Stock Unit Agreements, copies of which are attached hereto as Exhibits 10.1 and 10.2 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Restricted Stock Unit Agreement – Robert D. Ferris
10.2	Restricted Stock Unit Agreement – Matthew D. Burlend
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTRA, INC.

Date: August 27, 2021	By:	/s/ Robert D. Ferris
	Name:	Robert D. Ferris
	Title:	Chief Executive Officer